Exhibit 10.13

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

for

UC Case No(s). 2013-017 and 2012-205

This license agreement (“Agreement”) is made effective this 9th day of May, 2013 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its University of California, San Francisco Office of Technology Management, 3333 California Street, Suite S-11, San Francisco, CA, 94143 (“UCSF”), and eFFECTOR Therapeutics Inc., a Delaware corporation, having a principal place of business at 11180 Roselle Street, San Diego, CA 92121 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as Translational Profiling (UCSF Case # 2013-017) “Translational Profiling Patent Rights” and PRPS2 Target (UCSF Case # 2012-205) “PRPS-2 Patent Rights” (collectively “Invention”), were made in the course of research at the University of California, San Francisco, by Drs. Ruggero, Hsieh, Edlind and Cunningham and are claimed in Patent Rights (as defined below).

B. The development of the Invention was sponsored by the Department of Health and Human Services and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

C. The Licensee has entered into a Secrecy Agreement with The Regents (UC Control No. 2012-20-0070) with an effective date of 5/16/2012.

D. The Licensee and The Regents have executed a Letter of Intent (UC Control No. 2013-30-0009) with an effective date of 08/03/2012.

E. The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

F. The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

G. The Licensee is a “small business firm” as defined in 15 U.S.C. §632.

H. Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to Valid Claims, in accordance with the terms and conditions set forth herein.

I. Both parties recognize and agree that, for the convenience of the parties, Earned Royalties will be paid by the Licensee, any Sublicensee and/or royalties will be paid to The Regents from a Translational Profiling R&D Collaboration with respect to products discovered or identified through use of the Invention in accordance with the terms and conditions set forth herein.

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The parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee.

“Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Commercially Reasonable Efforts” means the diligent efforts and resources, consistent with the normal business practices of Licensee, used for the development of products owned by it or to which it has exclusive rights, which products are at a similar stage in their development or product life and are of similar market potential, taking into account efficacy, safety, regulatory authority approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, ability to finance the project, medical and clinical considerations, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product, including the royalties payable to licensors of patent or other rights, and the costs of development, manufacture and marketing. For clarity, it is understood that the Licensee may, consistent with using “Commercially Reasonable Efforts”, reduce efforts or application of resources, or halt or delay development, manufacturing and/or commercialization of a Licensed Product to the extent that such actions are consistent with the actions that Licensee would typically take in light of the circumstances with respect to the diligent development of such Licensed Product, such as (without limitation) delay of clinical trials due to a clinical hold being imposed (e.g., due to identification or discovery of clinical safety issues that must be addressed before further research and development activities can resume) or delay in initiating subsequent clinical trials due to efficacy and/or safety issues, until such issues have been resolved, or cessation of manufacturing and marketing a Licensed Product due to safety or applicable commercial issues.

1.3 “Combination Product” means (a) any pharmaceutical product that consists of a Licensed Product and at least one other active ingredient that is not a Licensed Product; or (b) any combination of a Licensed Product and another pharmaceutical product that contains at least one other active ingredient that is not a Licensed Product where such products are not formulated together but are sold together and invoiced as one product.

1.4 “Earned Royalty” is defined in Paragraph 7.1.

1.5 “Field of Use” means all therapeutic and diagnostic fields of use.

1.6 “Indexed Milestone” is defined in Paragraph 8.2.

1.7 “Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from the Licensee or Sublicensee.

1.8 “License” means the licenses granted in Paragraph 2.

1.9 “Licensed Method” means any process, art or method the use or practice of which in the relevant country, but for the License, would infringe, or contribute to, or induce the infringement of, any Patent Rights if such Patent Rights were issued and in effect and valid at the time of the infringing activity in that country.

1.10 “Licensed Products” means Licensed R&D Products and PRPS-2 Products.

1.11 “Licensed R&D Product” means any product discovered, identified and/or developed using Translational Profiling or any Licensed Method covered by the Translational Profiling Patent Rights (and not in the performance of Licensed Services or pursuant to a Translational Profiling R&D Collaboration) the discovery, identification, development, manufacture, use, sale, offer for sale or import of which in the relevant country of such activity, but for the License, would infringe a Valid Claim of the Translational Profiling Patent Rights. The term Licensed R&D Product shall not include PRPS-2 Products.

1.12 “Licensed Service” means any service provided for a third party for a set fee consideration (whether in cash or any other form for which a cash value is determinable), when such service involves the practice of Translational Profiling that, but for the License, would infringe a Valid Claim of the Translational Profiling Patent Rights or the use of any Licensed Method covered by a Valid Claim of the Translational Profiling Patent Rights and the Licensee and third party do not enter into a Translational Profiling R&D Collaboration within [***] of providing such service.

1.13 “Licensee Financing” means the first issuance of equity securities of the Licensee in one transaction or a series of related transactions which is a bona fide financing transaction with gross proceeds to Licensee equal to or more than $16,000,000 (excluding the conversion of any convertible debt) and in which the proceeds received by Licensee are from investors including, for example, venture capital, private equity, or similar parties.

1.14 “Net Sales” means, with respect to a Licensed Service or a Licensed Product the gross amount invoiced by Licensee, its Affiliates and any Sublicensee (other than any Translational Profiling R&D Collaboration Partner) for sales of a Licensed Product or Licensed Service to independent third parties, less the following items, but only to the extent that such item actually pertains to the sale of such Licensed Product or Licensed Service (the “Deductions”):

1.14.1	[***];

1.14.2	[***];

1.14.3	[***];

1.14.4	[***];

1.14.5	[***];

1.14.6	[***];

                            and

1.14.7	[***].

Net Sales amounts shall be determined from the books and records of Licensee maintained in accordance with GAAP (or at Licensee’s election, International Financial Reporting Standards), consistently applied.

For Licensed Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by multiplying the actual Net Sales by the fraction A/(A+B) where A is the actual average of the invoice price (on a per unit basis) of the Licensed Product that is part of the Combination Product in the relevant country, if sold separately, and B is the sum of the actual average of the invoice prices (on a per unit basis) of the other active product or product component that is part of the Combination Product in the relevant country, if such other active product or product component is sold separately. If the other product or product component is not sold separately, then the actual Net Sales shall be adjusted by multiplying the actual Net Sales by the fraction A/C where A is the actual average of the invoice price (on a per unit basis) of the Licensed Product that is part of the Combination Product in the relevant country, if sold separately, and C is the actual average of the invoice prices (on a per unit basis) of the Combination Product in the relevant country. If neither of the foregoing applies, then the parties shall determine the Net Sales of the Combination Product in good faith based on the respective values of the components of such Combination Product. In the event the parties are not able to reach agreement, Net Sales for such Combination Product shall be determined by an expert jointly appointed by the parties, with such determination to be based on the respective values of the components of such Combination Product. The decision of the expert shall be final and binding on the parties and the fees of the expert shall be equally shared between the parties. Notwithstanding the foregoing, in no instance shall the Net Sales based on gross amounts invoiced with respect to the Combination Product in the relevant country be less than the Net Sales based on the actual average of the invoice prices for the Licensed Product if sold separately in such country.

In those instances where Licensed Products are not sold for consideration, of measurable financial value in an arms-length transaction, the Net Sales for such Licensed Product will be calculated based on the gross amounts invoiced less Deductions for other products of the same or similar kind and quality, sold in similar quantities, currently being offered for sale by Licensee or any Sublicensee. Where such similar products are not currently being offered for sale by Licensee or any Sublicensee, the Net Sales for such Licensed Product for the purpose of computing Earned Royalties, will be as available, the average gross selling price or the published gross list price for sales to an unaffiliated third party in an arm’s length transaction, less Deductions, at which products of the same or similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers or other parties. Where such products or services are not currently sold or offered for sale by Licensee or any Sublicensee, nor by any other manufacturer or other party, then such Net Sales will be [***] percent ([***]%) of as relevant, the [***], determined according to GAAP .

In those instances in which the Licensee, its Affiliates or the relevant Sublicensee acquires a Licensed Product from one of the other of the Licensee, its Affiliate or such Sublicensee and then subsequently sells such Licensed Product to a third party, Net Sales of such

Licensee, Affiliate or Sublicensee, as the case may be, which sells to a third party, will be calculated upon such sale of such Licensed Product to such third party, and no Earned Royalty will be due to The Regents by the Licensee hereunder with respect to any such earlier intermediate sale of such Licensed Product by or among, as relevant, the Licensee, Affiliate or the relevant Sublicensee. Earned Royalties due to The Regents will be calculated based on Net Sales to such third party.

1.15 “Patent Prosecution Costs” means the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement and incurred by The Regents, including, without limitation such costs incurred by The Regents prior to execution of this Agreement for the Invention.

1.16 “Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
2012-205 (“PRPS-2 Patent Rights”)	[***]	[***]

2013-017 (“Translational Profiling Patent Rights”)	[***]	[***]

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications to the United States patent applications listed above in this Section 1.16 and any reissues, certificates of re-examinations, renewals, extensions, substitutions, continuations, divisionals, and continuation-in-part applications (but only those claims in the continuation-in-part applications that are entitled to the benefit of the priority date of at least one of the above identified applications).

1.17 “PRPS-2 Product” means any product (including, without limitation, a product discovered, identified, developed or made by practicing a Licensed Method in OTM Case # 2012-205), the discovery, identification, development, manufacture, use, sale, offer for sale or import of which in the relevant country of such activity, but for the License, would infringe a

Valid Claim of PRPS-2 Patent Rights. The term PRPS-2 Product shall not include Licensed R&D Products.

1.18 “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.19 “Sublicensee” means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed, other than a contract manufacturer or contract research organization which is simply performing services on behalf of Licensee.

1.20 “Sublicense Fee” is defined in Paragraph 6.1.

1.21 “Sublicense Revenue” means amounts (including, without limitation, any licensing fees, or license maintenance fees, or milestone payments) actually received by the Licensee from any Sublicensee under a sublicense of the Licensee’s rights under this Agreement, provided that Sublicense Revenues will not include amounts so received by the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide: (a) [***], (b) [***]; (c) [***]; (d) [***], (e) [***], and (f) [***].

1.22 “Translational Profiling” means any process, art or method, the use or practice of which in the relevant Country, but for the License, would infringe a Valid Claim of the Translational Profiling Patent Rights, if such relevant Patent Rights were issued and in effect and valid at the time of the infringing activity in such Country.

1.23 “Translational Profiling R&D Collaboration” means a research and development collaboration with a [***] target or product [***].

1.24 “Translational Profiling R&D Collaboration Partner” means any person or entity that is the counterparty in the Translational Profiling R&D Collaboration.

1.25 “Translational Profiling Revenue” means amounts (including, without limitation, any licensing fees, or license maintenance fees, or milestone payments) actually received by the Licensee with respect to Translational Profiling from any Translational Profiling R&D Collaboration Partner under Translational Profiling R&D Collaboration, provided that

Translational Profiling Revenues will not include amounts so received by the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide: (a) [***], (b) [***]; (c) [***]; (d) [***], (e) [***], and (f) [***].

1.26 “Valid Claim” means (a) a claim of an issued patent in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; or (b) a pending claim of a patent application that is being prosecuted diligently and in good faith.

2. GRANT

2.1 Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government set forth in the Background and in Paragraph 2.3.1, The Regents hereby grants to the Licensee a worldwide license under its rights in and to the Patent Rights to discover, have discovered, identify, have identified, research, have researched, develop, have developed, make, have made, use, have used, Sell, have Sold, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2 Except as otherwise provided for in this Agreement, the License granted under Patent Rights in Paragraph 2.1 is exclusive. The License granted in Paragraphs 2.1 and 2.2 includes the right of Licensee (and Sublicensees) to grant sublicenses through multiple tiers as set forth in Article 3, including, without limitation, pursuant to Translational Profiling R&D Collaborations.

2.3 The License granted in Paragraphs 2.1 and 2.2 is subject to the following:

2.3.1

The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.3.2

the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.4 The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention and any technology relating to any of the foregoing and to practice any Licensed Method (and to grant any of the foregoing rights to other educational and non-profit institutions) for non-commercial educational and research purposes, including without limitation, publication and other communication of any research results, and any sponsored research performed for or on behalf of commercial entities so long as no rights to make, use and practice the Invention and any technology related to any of the foregoing and no rights to make and use any Licensed Products and to practice any Licensed Method are granted to the sponsor of such research.

2.5 Because the Invention was made under funding provided by the United States Government, subject to 35 USC §204 Licensed Products, the Invention, and any products embodying the Invention sold in the United States will be substantially manufactured in the United States.

2.6 The parties expressly intend that 35 USC 102 (c) shall apply to this Agreement and that this Agreement shall be considered a “joint research agreement” as defined in 35 USC 100 (h).”

3. SUBLICENSES

3.1 The Regents also grants to the Licensee the right to sublicense to third parties (including, without limitation, to Affiliates, Joint Ventures and Translational Profiling R&D Collaboration Partners) through multiple tiers and on an exclusive or non-exclusive basis the rights granted to the Licensee hereunder as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee) and Paragraph 7.2 (Minimum Annual Royalty) and Paragraphs 19.4 and 19.6 (Reimbursement of

Patent Prosecution Costs). The Licensee shall have the right to permit any Sublicensee to further sublicense any of the rights granted to the Licensee hereunder provided that they adhere to all the terms and conditions required by a Sublicensee under this Agreement. Also, for the avoidance of doubt, Affiliates, Joint Ventures and Translational Profiling R&D Collaboration Partners shall have no licenses under this Agreement unless such Affiliates, Joint Ventures and Translational Profiling R&D Collaboration Partners are granted a sublicense. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 In the event that The Regents and the Licensee each own an undivided interest in any Patent Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents’ rights on the terms and conditions described in this Article 3 (Sublicenses).

3.3 The Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense and each amendment to such sublicense within [***] of issuance of such sublicense or such amendment. The Licensee will collect from Sublicensees and pay to The Regents all fees, payments, royalties and the cash equivalent of any consideration due The Regents. The Licensee does not guarantee any monies due The Regents from Sublicensees that are not received by the Licensee. Any failure of the Licensee to pay to The Regents any amounts of Net Sales of any Sublicensee before the Licensee receives such amounts from such Sublicensee under the relevant sublicense will not be a breach of the Licensee’s obligations under this Agreement to pay to The Regents amounts as to Net Sales of such Sublicensee, provided that that Licensee: (i) will not grant any Sublicensee more than [***], after the date on which monies were not paid to The Regents from Licensee for Sublicensee’s Net Sales, to cure such default, (ii) will use its diligent efforts to obtain such payment from the relevant Sublicensee, (iii) will notify The Regents in writing of any such default within [***] after such default, (iv) will, within [***] after the Licensee’s receipt of monies due to the Licensee from the relevant defaulting Sublicensee pay to The Regents the amount due hereunder from the Licensee with respect to the Net Sales of such Sublicensee to which such payment by the Sublicensee to the Licensee relates, and (v) will enact a plan, which will be mutually agreed upon by the Licensee and The Regents within [***] after the Sublicensee’s failure to cure the default, for addressing such Sublicensee’s default if such default has not been cured prior to agreement upon or implementation or as relevant, such plan. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will deliver all such reports received by Licensee from Sublicensees to The Regents. Any sublicense or amendment to such sublicense and/or progress reports provided to The Regents hereunder shall be considered the Proprietary Information of Licensee.

3.4 If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes without any specific inquiry, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.

3.5 Upon any expiration or termination of this Agreement for any reason, all sublicenses granted by Licensee shall be assigned to The Regents; provided that The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. Moreover, The Regents will have the sole right to modify each such assigned sublicense to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement, including the payment of Earned Royalties and Minimum Annual Royalties directly to The Regents by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 7 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 4 (Payment Terms).

4. PAYMENT TERMS

4.1 Earned Royalties will accrue in each country for the duration of the Valid Claims within the Patent Rights in that country and will be payable to The Regents when Licensed Products or Licensed Services are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.14.

4.2 The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents semi-annually on or before February 28 (for the six months from July through December of the prior calendar year) and on or before August 31 (for the six months from January through June of the same calendar year). Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed six months.

4.3 All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the The Wall Street Journal for the purchase of United States dollars during the last thirty (30) days of the reporting period.

4.4 Sublicense Fees and Earned Royalties accrued in any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.14 (Net Sales).

4.5 Notwithstanding the provisions of Article 26 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to The Regents by the Licensee with respect to any country where a sublicense is issued or a Licensed Product or Licensed Service is Sold or otherwise exploited, Licensee will not be in breach of its obligations of payment to The Regents so long as (i) the Licensee has notified The Regents in writing of the legal restriction preventing remittance within [***] after such failure to properly remit payment to The Regents and (ii) the Licensee is enacting a plan, which will be mutually agreed upon by The Regents and Licensee within [***] after The Regent’s receipt of notice under (i) above, under which Licensee will use diligent efforts to obtain such remittance.

4.6 In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or Licensed Services.

4.7 No Earned Royalties will be collected or paid hereunder to The Regents on Licensed Products or Licensed Services Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government. The Licensee, its Sublicensees and Translational Profiling R&D Collaboration Partners will reduce the amount charged for Licensed Products or Licensed Services Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products or Licensed Services otherwise due The Regents. Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.

4.8 In the event that License Maintenance Fees, Sublicense Fees, Earned Royalties, Minimum Annual Royalties, Milestone Payments, or reimbursements for Patent Prosecution Costs are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [***]percent ([***]%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5. LICENSE ISSUE FEE

The Licensee will pay to The Regents a license issue fee of fifty thousand dollars ($50,000) within [***] of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. PAYMENTS ON SUBLICENSES OR TRANSLATIONAL PROFILING R&D COLLABORATIONS OR LICENSED SERVICES

6.1 The Licensee will pay to The Regents a % of all Sublicense Revenue (“Sublicense Fees”). Sublicense Fees will be as follows:

For sublicenses granted for PRPS-2 Patent Rights:

[***]% if sublicensed within [***] after the Effective Date

[***]% if sublicensed after [***] after the Effective Date

For sublicenses granted for Translational Profiling Patent Rights in connection with Licensed R&D Products (e.g. not a Translational Profiling R&D Collaboration) for which The Regents is entitled to Earned Royalties:

[***]% if sublicensed within [***] after the Effective Date

[***]% if sublicensed after [***] after the Effective Date

6.2 The Licensee will pay to the Regents [***]% of all Translational Profiling Revenue received by Licensee.

In addition, the Licensee will pay The Regents [***] percent ([***]%) of any payments received by Licensee based on net sales of a Translational Profiling R&D Collaboration Partner for a product discovered, identified or developed by Licensee under a Translational Profiling R&D Collaboration agreement. For clarity, such products exclude Licensed R&D Products and PRPS-2 Products.

For clarity, Licensee shall not owe any additional amounts pursuant to Paragraphs 6.1 or 7 to The Regents for sublicenses which may be granted in connection with a Translational Profiling R&D Collaboration.

6.3 The Licensee will pay to The Regents [***] percent ([***]%) of Net Sales with respect to providing a Licensed Service.

7. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1 The Licensee or Sublicensee will also pay to The Regents the following earned royalties (“Earned Royalties”):

[***]% of Net Sales of PRPS-2 Products

[***]% of Net Sales of the first two Licensed R&D Products

7.2 The Licensee will also pay to The Regents a minimum annual royalty of [***] dollars ($[***]) for the life of Patent Rights, [***] during the term of this Agreement. The minimum annual royalty will be paid to The Regents within [***] of the anniversary of the Effective Date and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.

8. MILESTONE PAYMENTS

8.1 With respect to Licensed PRPS-2 Products and Licensed R&D Products, the Licensee will pay to The Regents the following one-time, non-refundable, non-creditable amounts:

For the first PRPS-2 Product to trigger a given milestone:

(a) [***] dollars ($[***]) upon the [***];

(b) [***] dollars ($[***]) upon [***];

(c) [***] dollars ($[***]) upon [***];

(d) [***] dollars ($[***]) upon the [***];

(e) [***] dollars ($[***]) upon the [***].

For the first Licensed R&D Product to trigger a given milestone:

(a) [***] dollars ($[***]) upon the [***];

(b) [***] dollars ($[***]) upon [***];

(c) [***] dollars ($[***]) upon [***];

(d) [***] dollars ($[***]) upon the [***];

(e) [***] dollars ($[***]) upon the [***]

For the avoidance of doubt, each of the milestone payments set forth in Section 8.1 will be payable only once with respect to only the first Licensed Product to achieve such milestone, regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture, or Sublicensee.

8.2 Following the Licensee Financing and within sixty (60) days of the earlier to occur of (i) the closing of a public offering of Licensee’s common stock pursuant to a registration statement filed with the Securities and Exchange Commission and (ii) any consolidation or merger of Licensee with any other entity, or any other corporate reorganization following which the shareholders of Licensee immediately prior thereto own less than fifty percent (50%) of Licensee’s voting power, or any transaction or series of transactions in which greater than fifty percent (50%) of Licensee’s voting power is transferred to a third party other than pursuant to a bona fide financing transaction with a venture capital investor or other similar investor (a “Change in Control”) (the earlier to occur of (i) and (ii), the “Indexed Milestone Event”), the Licensee will pay to The Regents a cash payment equivalent of the amount that would have been received by the holders of two percent (2.0%) of the total number of shares of stock of the Licensee (on an “as-converted” basis) issued and outstanding immediately after the closing of the Licensee Financing (as determined in the case of (i) above by the offering price of the securities at the closing of the initial public offering and in the case of (ii) above by the per share consideration received by the Licensee’s shareholders in the Change in Control) calculated: i) based on the final amount of the first tranche of the newly invested funds from external investors in the Licensee Financing which shall be equal to or greater than $16,000,000; ii) as if no amount were paid to The Regents pursuant to this section; and iii) after payment to the Licensee’s preferred shareholders of the aggregate amount of capital invested in the Licensee by such preferred shareholders as determined by the Certificate of Incorporation filed with the Secretary of State of Delaware; provided such payment shall not be greater than one times the aggregate amount of capital invested in the Licensee by such preferred shareholders. The obligation of the Licensee to make a payment on the occurrence of an Indexed Milestone Event shall be a one-time payment obligation and will survive termination or expiration of this Agreement.

For clarity, an example of the amount payable to The Regents in a Change in Control follows: (A-B)/X = Y, where A is the aggregate amount to be paid to Licensee’s shareholders in the Change in Control, B is the amount invested by Licensee’s preferred shareholders, X is the number of shares outstanding immediately prior to the Change in Control, and Y is the per share consideration to be received by Licensee’s shareholders in the Change in Control. Assume that the preferred shareholders of Licensee have invested an aggregate of $45 million, that there are 49,619,561 shares (on an “as-converted” basis) issued and outstanding immediately after the closing of the first tranche of newly invested funds from external investors in the Licensee Financing which is equal to or greater than $16,000,000, as a result of which 2% would be equal to 992,391 shares, no stock splits or the like have occurred since the closing of the Licensee Financing, the number of shares outstanding immediately prior to the Change in Control is 141,409,405, and the aggregate amount to be paid to Licensee’s shareholders in the Change in Control is $200 million. In such a circumstance, The Regents would receive (200,000,000-45,000,000)/141,409,405 multiplied by 992,391 or, $1,087,767.85.

8.3 All milestone payments are due to The Regents within [***] of the occurrence of the applicable milestone event.

9. DUE DILIGENCE

9.1 The Licensee, upon execution of this Agreement, will use Commercially Reasonable Efforts to proceed with the development, manufacture and Sale of Licensed Products and in countries where Regulatory Approval is obtained, to market Licensed Products in quantities sufficient to meet the market demands therefor.

9.2 The Licensee will obtain all necessary governmental approvals in each country where Licensed Products are manufactured, used, Sold, offered for Sale or imported by the Licensee.

9.3 Subject to the provisions of Paragraphs 9.4, 9.5 and 9.6, the Licensee will complete the following diligence milestones (each, a “Diligence Milestone”) by the applicable date:

9.3.1	[***].

9.3.2	[***].

9.3.3	[***].

9.3.4	[***].

9.3.5	[***].

9.4 The Regents recognizes that there are uncertainties associated with the development of therapeutic products and the regulatory process required by the FDA (and foreign regulatory authorities that are equivalent to the FDA), and that it may be necessary from time to time to amend the milestones under Subparagraphs 9.3.2 through 9.3.5. Accordingly, Licensee shall have the right to elect [***] to the milestones under Subparagraphs 9.3.2 through 9.3.5, at no cost to the Licensee, if such extensions are a result of causes beyond Licensee’s direct control or any inaction of any federal or state agency whose approval is required for commercial Sale of Licensed Products. In addition, Licensee shall have the right to elect [***] to the milestones under Subparagraphs 9.3.2 through 9.3.5, provided that Licensee [***] dollars ($[***]) [***]. For clarity, any election to extend a milestone under this Paragraph 9.4 will extend all remaining milestones in Subparagraphs 9.3.2 through 9.3.5 by the applicable time period.

9.5 In the event that after taking such extensions as described above that Licensee is unable to meet one or more of the dates in diligence provisions in Subparagraphs 9.3.2 through 9.3.5 above, then Licensee can request The Regents to restate the dates in the diligence provisions in Subparagraphs 9.3.2 through 9.3.5 above to align with Licensee’s revised project timelines and The Regents cannot unreasonably withhold such request provided that Licensee demonstrates in writing its Commercially Reasonable Efforts to meet the diligence milestones above and [***] dollars ($[***]) [***].

9.6 After the occurrence of a Change in Control and upon [***] $[***] (and without the need for Licensee to exercise its rights to extend the milestones under Paragraphs 9.4 or 9.5), the Licensee’s acquiring party, shall have the right to: (a) elect up to [***] to the milestones under Subparagraphs 9.3.2 through 9.3.5, provided that Licensee pays an [***]dollars ($[***]) [***] for the [***] and [***] dollars ($[***]) [***].

9.7 To exercise the right to terminate the License or to cause the License to become non-exclusive as to all or any of the Patent Rights for the Licensed Product for which the relevant Diligence Milestone was not met, The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has [***] to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the [***] period or that steps acceptable to The Regents have been taken by the Licensee to cure such deficiency or deficiencies by the end of such [***] period, then The Regents may, at its option and solely as to the relevant Licensed Products for which the relevant Diligence Milestone was not met, terminate the License immediately without the obligation to provide [***] notice as set forth in Article 13 (Termination by The Regents) or may cause the License to become non-exclusive, in either case by giving written notice to the Licensee of whichever of such determinations has been made by The Regents, and setting forth in such notice the effective date of such termination of the License or of such reduction of the License to non-exclusive status (specifying as to which Patent Rights and Licensed Products such termination or conversion to non-exclusive status has been made), which date of termination or conversion to non-exclusive status, as relevant, will not be prior to the date of such notice.

10. PROGRESS AND ROYALTY REPORTS

10.1 Beginning on March 31, 2014 and each September 30 and March 31 thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 10.2 below covering the Licensee’s (and any Affiliates’, Joint Ventures’, Sublicensee’s or Translational

Profiling R&D Collaboration Partner’s) activities related to the development and testing of all Licensed Products and Licensed Services and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 9 (Due Diligence). Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of that Licensed Product or Licensed Service occurs in the United States and shall be again required if Sales of such Licensed Product or Licensed Service are suspended or discontinued. If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within [***] of termination or expiration.

10.2 Progress reports submitted under Paragraph 10.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 9 (Due Diligence) above:

10.2.1	[***];

10.2.2	[***];

10.2.3	[***];

10.2.4	[***];

10.2.5	[***];

10.2.6	[***]; and

10.2.7	a [***].

The failure of the Licensee to timely submit a progress report to The Regents under Section 10.1 shall be considered a failure to perform a material term pursuant to Article 13 permitting The Regents to terminate this Agreement as set forth therein (including, for clarity, following notice and an opportunity to cure within [***]).

10.3 The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United

States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees. The Licensee will notify The Regents of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within [***] of the change in status of itself or any Affiliate and within [***] of becoming aware of any change in status for a Joint Venture or Sublicensee.

10.4 The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

10.5 Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make semi-annual royalty and Sublicensee Fee reports to The Regents on or before each February 28 (for the six months from July through December of the prior calendar year), and on or before August 31 (for the six months from January through June of the same calendar year). Each royalty and Sublicensee Fee report will cover Licensee’s most recently completed six months and will, at a minimum, show:

10.5.1	[***],

10.5.2	[***];

10.5.3	[***];

10.5.4	[***];

10.5.5	[***];

10.5.6	[***];

10.5.7	[***], if any;

10.5.8	[***];

10.5.9	[***]; and

10.5.10	[***].

10.6 If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited and no Sublicense Revenue is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent Earned Royalty and Sublicense Fee report.

10.7 Any reports or other information delivered to The Regents pursuant this Paragraph 10 shall be considered the Proprietary Information of Licensee.

11. BOOKS AND RECORDS

11.1 The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Licensed Service Sold or otherwise provided; all Net Sales, all Earned Royalty Income, all Service Income, all Sublicense Revenue and other amounts to be paid to The Regents hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least [***] after the date of the payment to which they pertain and will be open to examination by representatives or agents of The Regents at reasonable times to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement.

11.2 The Regents shall pay the fees and expenses of such examination. If, however, an error in royalties of more than [***] percent [***]% [***] of the Earned Royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within [***] of the examination results.

12. LIFE OF THE AGREEMENT

12.1 Unless otherwise terminated by operation of law, Paragraph 12.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

12.2 This Agreement will automatically terminate as permitted under applicable law without the obligation to provide 60 days’ notice as set forth in Article 13 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

12.3 Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 3.5	Assignment of Sublicenses
Paragraph 4.8	Late Payments
Article 6	Payments on Sublicenses or Translational Profiling R&D Collaborations or Licensed Services
Article 7	Earned Royalties and Minimum Annual Royalties
Article 8	Milestone Payments
Article 11	Books and Records
Article 12	Life of the Agreement
Article 15	Disposition of Licensed Products and Licensed Services Upon Termination or Expiration
Article 16	Use of Names and Trademarks
Article 17	Limited Warranty
Article 18	Limitation of Liability
Paragraphs 19.4 & 19.6	Patent Prosecution and Maintenance
Article 22	Indemnification
Article 23	Notices
Article 28	Governing Laws; Venue; Attorneys’ Fees
Article 31	Confidentiality
Article 32	Miscellaneous

12.4 The termination or expiration of this Agreement will not relieve the Licensee of its obligation to make any payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Sublicense Fees and Earned Royalties in accordance with Articles 6 (Payments on Sublicenses), 7 (Earned Royalties and Minimum Annual Royalties), 8 (Milestone Payments) and 15 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration).

13. TERMINATION BY THE REGENTS

If the Licensee fails to perform or violates any material term of this Agreement required to be performed by Licensee, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee fails to repair such default within sixty (60) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and the License by providing a written notice of termination (“Notice of Termination”) to the Licensee.

14. TERMINATION BY LICENSEE

The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a claim-by-claim, patent-by-patent and country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 19.6) will be effective sixty (60) days from the effective date of such notice.

15. DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

15.1 Upon termination (but not expiration) of this Agreement, within a period of [***] after the date of termination, the Licensee is entitled to (i) dispose of all previously made or partially made Licensed Product, but no more and (ii) provide previously contracted-for Licensed Services, provided that the Sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments therefor required under this Agreement. The Licensee will not otherwise make, use, Sell, offer for Sale or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination.

15.2 If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time. Otherwise, no Earned Royalties shall be paid on the Sales of such product or service. Any fees or other payments owed to The Regents at the time of expiration not based on the Sales of a Licensed Product or Licensed Service will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

16. USE OF NAMES AND TRADEMARKS

Except as provided in this Article 16 below, nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by Executive Director, Office of Technology Transfer of The Regents, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

17. LIMITED WARRANTY

17.1 The Regents warrants to the Licensee that, as of the Effective Date, (i) it has the full authority, right and power to enter into this Agreement and to grant the License; (ii) it has the right, title and interest necessary and appropriate to grant the License; and (iii) based on a thorough review of a) the files relating to rights granted under master agreements with for-profit companies administered by the Office of Technology Management and b) the disclosure reports filed by the inventors of the Patent Rights, it has not previously entered into any agreement to license or otherwise grant rights to use any of the Patent Rights.

17.2 Except as expressly set forth in this Agreement, the License and the associated Invention, Patent Rights, Licensed Products, Licensed Services and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, LICENSED METHODS OR WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

17.3 This Agreement does not:

17.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

17.3.2

express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

17.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 21 (Patent Infringement); or

17.3.4

confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

17.3.5	obligate The Regents to furnish any new developments, know-how, technology or information not provided in Patent Rights.

18. LIMITATION OF LIABILITY

18.1 THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, AFFILIATES OR TRANSLATIONAL PROFILING R&D COLLABORATION PARTNERS ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.2 EXCEPT AS SET FORTH IN ARTICLE 22 (INDEMNIFICATION), THE LICENSEE WILL NOT BE LIABLE FOR ANY LOST PROFITS, LOST BUSINESS, ENHANCED DAMAGES OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE REGENTS ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND

BREACH OF WARRANTY) EVEN IF THE LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19. PATENT PROSECUTION AND MAINTENANCE

19.1 As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 19 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice (taking into account Licensee’s suggestions regarding such choice of counsel). The Regents’ counsel will take instructions only from The Regents. The Regents will provide the Licensee with copies of all relevant documentation reasonably in advance of any deadline for filing a response so that the Licensee will be informed of the continuing prosecution and would have an opportunity to comment upon such documentation, including the ability to discuss strategy on the Patent Rights directly with The Regents’ counsel, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any. The Licensee agrees to keep this documentation confidential as provided for in Article 31 (Confidentiality).

19.2 The Regents shall use reasonable efforts to accommodate all reasonable requests by Licensee, including to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

19.3 The Licensee will use Commercially Reasonable Efforts to facilitate the application for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all related documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith [***].

19.4 The Licensee will bear all Patent Prosecution Costs, subject to the remainder of this Paragraph 19.4. Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within [***] of rebilling by The Regents. In the event that The Regents believes there is a need for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations, then the parties will meet and discuss in good faith the need for such actions and associated costs. Patent Prosecution Costs incurred by The Regents prior to the Effective Date equal approximately [***] dollars ($[***] and will be paid by Licensee within [***] after the closing of the Licensee Financing.

19.5 The Licensee may request that The Regents obtain patent protection on the Invention in foreign countries, if available and if the Licensee so desires. The Regents will inform the Licensee of the deadlines for payment, filing or action to be taken to obtain patent protection on the Invention in foreign countries and the Licensee will notify The Regents of its decision to obtain or maintain foreign patents not less than [***] prior to the deadline for any payment, filing or action to be taken in connection therewith or, if The Regents informs the Licensee of a deadline less than [***] prior to such deadline, as soon as reasonably practicable. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee’s obligation to pay the Patent Prosecution Costs thereof. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign Patent Rights.

19.6 The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the [***] period after receipt by either party of a Notice of Termination when such costs are either incurred before the Notice of Termination was received or otherwise related to the termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the [***] period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given claim within a given patent application or patent under Patent Rights in any or all designated countries upon [***] written notice to The Regents. The Regents may continue prosecution and/or maintenance of such claim(s), application(s) or patent(s) at its sole discretion and expense, provided, however, that the

Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

19.7 The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 19 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement, unless Licensee reimburses The Regents for all Patent Prosecution Costs associated with such applications and resultant patents.

20. PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

21. PATENT INFRINGEMENT

21.1 In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any Patent Rights licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 21.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. The parties shall consult with each other regarding such infringement and both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

21.2 If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date of an Infringement Notice, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party plaintiff in a suit initiated by the Licensee, without The Regents’ prior written consent and, subject to the approval of the UC Board of Regents. The Regents agrees it will make reasonable efforts to ensure a timely response from the Regents if approval is requested. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

21.3 If, within a hundred and twenty (120) days following the date of an Infringement Notice, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

21.4 Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit set forth above will be shortened to permit Licensee to maintain its rights under the requirements under the Act.

21.5 Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive [***] percent [***]% [***] of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive [***] percent [***]% [***] of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 21.2 or otherwise, but The Regents did not incur any litigation costs, and (iii) The Regents will receive [***] percent [***]% [***] of the recovery if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive [***] percent [***]% [***] of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 21 (Patent Infringement).

21.6 Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

21.7 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

21.8 Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

22. INDEMNIFICATION

22.1 The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing (collectively, the “Regents’ Indemnitees”), against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of the License by Licensee or an Affiliate or of any sublicense by a Sublicensee (collectively, “Claims”). This indemnification will include, but not be limited to, any product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of The Regents or any Regents’ Indemnitee. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 22.1, then The Regents may retain counsel of its choice to represent it and [***].

22.2 The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

22.2.1	Commercial Form General Liability Insurance (contractual liability included) with limits as follows prior to first dosing of a Licensed Product in humans:

Each Occurrence	$	[	***]
Personal Injury	$	[	***]
General Aggregate (commercial form only)	$	[	***]

As of the time of administration of first dosing of a Licensed Product in humans, the insurance limits shall be as follows:

Each Occurrence	$	[	***]
Products/Completed Operations Aggregate	$	[	***]
Personal and Advertising Injury	$	[	***]
General Aggregate (commercial form only)	$	[	***]

As of the time of First Sale of a Licensed Product, the insurance limits shall be as follows:

Each Occurrence	$	[	***]
Products/Completed Operations Aggregate	$	[	***]
Personal and Advertising Injury	$	[	***]
General Aggregate (commercial form only)	$	[	***]

If the above insurance is written on a claims-made form, it shall continue for [***] following termination or expiration of this Agreement. The insurance shall have a date of placement prior to or coinciding with the Effective Date of this Agreement; and

22.2.2	Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

22.3 The coverage and limits referred to in Paragraph 22.2.1 and 22.2.2 above will not in any way limit the liability of the Licensee under this Article 22 (Indemnification). Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

•	Provide for [***] advance written notice to The Regents of any cancellation of insurance coverage; the Licensee will promptly notify The Regents of any material modification of the insurance coverage;

•	Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 22.2.1; and

•

Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

22.4 The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 22 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 22 (Indemnification).

23. NOTICES

23.1 Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

23.1.1	on the date of delivery if delivered in person;

23.1.2	on the date of mailing if mailed by first-class certified mail, postage paid; or

23.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	eFFECTOR Therapeutics, Inc.
11180 Roselle Street
San Diego, CA 92121

Attention:

With a copy to:	Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Cheston Larson and Faye Russell

In the case of The Regents:	Office of Technology Management
University of California San Francisco
3333 California Avenue
Suite S11
San Francisco, CA 94143
Attention: Director

RE: UCSF Case Nos. 2012-205 and 2013-017

For payments to The Regents:	Office of Technology Transfer
Attn.: Accounts Receivable
University of California
Office of the President
1111 Franklin Street, 5th Floor
Oakland, CA 94607-5200

RE: UCSF Case Nos. 2012-205 and 2013-017

24. ASSIGNABILITY

This Agreement is personal to the Licensee. The Licensee may assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents’ prior written consent; provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto as Appendix A). Any attempted assignment by Licensee other than in accordance with this Paragraph 24 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

25. WAIVER

25.1 No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

26. FORCE MAJEURE

26.1 Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

27. PARTICIPATION RIGHTS

27.1 The Licensee hereby grants to The Regents the right to purchase an amount of New Securities which the Licensee may, from time to time, propose to sell and issue after the date of this Agreement, subject to the terms and conditions of this Paragraph 27, that is equal to [***] percent ([***]%) of the total number of shares of stock of the Licensee (on an “as-converted” basis) issued and outstanding immediately after the Applicable Closing, as defined below, of the Licensee Financing divided by the fully diluted capitalization of Licensee at the time such New Securities are offered by Licensee (taking into account all outstanding shares of stock of the company on an as converted to Common Stock and all other shares of other convertible securities, rights, options or warrants then outstanding, on an as exercised and as converted to Common Stock basis, and all shares of Common Stock held in reserve in any of Licensee’s equity incentive plans that are not then yet allocated for outstanding and unexercised stock options), which resulting fraction is multiplied by the total number of shares (or units, as applicable) of New Securities being offering by Licensee in such offering. As used herein, the “Applicable Closing” shall mean: (i) the first tranche closing of the Licensee Financing for the period after the first tranche closing and prior to the second tranche closing of the Licensee Financing; (ii) the second tranche closing of the Licensee Financing for the period after the second tranche closing and prior to the third tranche closing of the Licensee Financing; and (iii) the third tranche closing of the Licensee Financing for the period after the third tranche closing of the Licensee Financing.

27.2 This right shall be subject to the following provisions:

27.2.1 “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Licensee whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include (i) any securities that are not deemed to be “Additional Stock” pursuant to Article IV, Section B.4(d)(iii) of the Licensee’s Certificate of Incorporation (as in effect from time to time) or (ii) any shares of Preferred Stock issued pursuant to the Licensee Financing.

27.2.2

In the event the Licensee proposes to undertake an issuance of New Securities, it shall give The Regents written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Licensee proposes to issue the same. The Regents shall have 15 days after any such notice is mailed or delivered to agree to purchase [***] percent ([***]%) (or such lesser amount as desired) of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Licensee and stating therein the quantity of New Securities to be purchased, if any. The Licensee shall have 45 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 20 days from the date of said agreement) to sell the New Securities, at a price and upon terms no more favorable to the purchasers thereof than specified in the Licensee’s notice to The Regents delivered pursuant to this Paragraph 27.2.2. In the event the Licensee enters into an agreement to sell such New Securities within such 45 day period, or sells such New Securities within such 20 day period following the date of said agreement, the Licensee shall not thereafter issue or sell any New Securities, without first again offering such securities to The Regents in the manner provided in this Paragraph 27.2.2.

27.2.3	The right granted under this Paragraph 27 shall expire immediately prior to an Indexed Milestone Event.

27.2.4

The right granted under this Paragraph 27 may be transferred to (a) any entity to which the University’s participation rights under this section have been assigned either by the University or another entity, or (b) any entity that is controlled by the University.

28. GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

28.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

28.2 Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

28.3 The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

29. GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

30. COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

31. CONFIDENTIALITY

31.1 The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement. This confidentiality obligation will apply to the information defined as “Data” under the Secrecy Agreement and such Data will be treated as Proprietary Information hereunder.

31.2 The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its actual investors, potential investors, potential and actual third parties with which Licensee has an arrangement related to Licensed Products, potential sublicensees, Sublicensees, Joint Ventures and Translational Profiling R&D Collaboration Partners, provided that such parties are bound by a like duty of confidentiality as that found in this Article 31 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 31 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

31.3 All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within [***] after the oral disclosure.

31.4 Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:

31.4.1	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

31.4.2	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

31.4.3	that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party;

31.4.4	that recipient can demonstrate from written records was developed by or for the receiving party without reference to Proprietary Information disclosed by the disclosing party; and

31.4.5	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

31.5 Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within [***] following the termination of this Agreement; provided this obligation shall not require the deletion or destruction of back-up tapes which may contain Proprietary Information. The Licensee and The

Regents will provide each other, within [***] following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

32. MISCELLANEOUS

32.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

32.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

32.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

32.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement ( UC Control No. 2012-20-0070) dated 5/16/2012 and the Letter of Intent (UC Control No. 2013-30-0009) dated 08/03/2012 are hereby superseded.

32.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

32.6 This Agreement includes the attached Appendix(es) (Appendix A).

32.7 No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

32.8 In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

32.9 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

eFFECTOR THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
By:	/s/ Stephen T. Worland	By:	/s/ Karin Immergluck
	(Signature)		(Signature)

Name:	Stephen T. Worland	Name:	Karin Immergluck
(Please Print)

Title:	President and Chief Executive Officer	Title:	Interim Director
UCSF Office of Technology Management

Date:	May 10, 2013	Date:	May 10, 2013

Appendix A

Substitution of Party Letter

UC Case Nos. 2012-205 and 2013-017

CONSENT TO SUBSTITUTION OF PARTY

This consent to substitution of party (“Agreement”) is effective this      day of         , 20    , among The Regents of the University of California (“The Regents), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200; eFFECTOR Therapeutics, Inc. (“eFFECTOR”), a Delaware corporation, having a principal place of business at                     ; and [new licensee name] [(“YYY”)], a                      corporation, having a principal place of business at                     .

BACKGROUND

A. The Regents and eFFECTOR entered into an Exclusive License Agreement effective
(UC Control Nos 2012-205 and 2013-017), entitled                      (“License Agreement”), wherein eFFECTOR was granted certain rights.

B. eFFECTOR desires that [YYY] be substituted as “Licensee” (defined in the License Agreement) in place of eFFECTOR, and The Regents is agreeable to such substitution.

C. [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1. [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original Licensee of the License Agreement in place of eFFECTOR.

2. [YYY] is substituted for eFFECTOR, provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as Licensee as of the effective date of the License Agreement.

3. The Regents releases eFFECTOR from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

eFFECTOR THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:
	(Signature)		(Signature)

Name:		Name:	Karin Immergluck
(Please Print)

Title:		Title:	Interim Director
UCSF Office of Technology Management

Date:		Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please print)

Title:

Date:

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

eFFECTOR THERAPEUTICS, INC.

for

UC Case Nos. 2012-205 and 2013-017

21.	PATENT INFRINGEMENT	30

22.	INDEMNIFICATION	32

23.	NOTICES	35

24.	ASSIGNABILITY	36

25.	WAIVER	36

26.	FORCE MAJEURE	36

27.	PARTICIPATION RIGHTS	36

28.	GOVERNING LAWS; VENUE; ATTORNEYS’ FEES	38

29.	GOVERNMENT APPROVAL OR REGISTRATION	39

30.	COMPLIANCE WITH LAWS	39

31.	CONFIDENTIALITY	39

32.	MISCELLANEOUS	42

48